Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153207 on Form S-3 and Registration Statement No. 333-150067 on Form S-8 of our report dated March 14, 2011 (July 21, 2011 as to Note 22), relating to the consolidated financial statements and financial statement schedule of Great Lakes Dredge & Dock Corporation and subsidiaries as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, appearing in this Current Report on Form 8-K of Great Lakes Dredge & Dock Corporation filed on July 21, 2011.

/s/ Deloitte & Touche LLP

Chicago, Illinois

July 21, 2011